As filed with the Securities and Exchange Commission on April 25, 2005
                                                       Registration No. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

             DELAWARE                                    22-3720962
  (State or Other Jurisdiction              (I.R.S. Employer Identification No.)
of Incorporation or Organization)

                          55 Madison Avenue, Suite 300
                              Morristown, NJ 07960
                    (Address of Principal Executive Offices)

              FIRST AMENDED AND RESTATED 2000 STOCK OPTION PLAN OF
                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                            (Full Title of the Plan)

                                  A. DALE MAYO
                      Chief Executive Officer and President
                      Access Integrated Technologies, Inc.
                          55 Madison Avenue, Suite 300
                              Morristown, NJ 07960
                     (Name and Address of Agent for Service)

                                 (973) 290-0080
          (Telephone Number, Including Area Code, of Agent for Service)

                                 WITH A COPY TO:

                           JONATHAN K. COOPERMAN, ESQ.
                            Kelley Drye & Warren LLP
                                 101 Park Avenue
                            New York, New York 10178
                                 (212) 808-7800

                             ----------------------

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================

   Title of Securities        Amount To Be        Proposed Maximum       Proposed Maximum           Amount of
    To Be Registered           Registered        Offering Price Per     Aggregate Offering      Registration Fee
                                                      Share(1)               Price(1)
-------------------------- -------------------- ---------------------- ---------------------- ----------------------

Class A Common Stock,      850,000 Shares (2)             $6.16                  $5,236,000             $616.27
$0.001 par value
====================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended. The price per share is estimated based on the average of the high and low trading prices for the Registrant's Class A common stock on April 22, 2005, as reported by the American Stock Exchange.

(2) Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, this registration statement also relates to such indeterminate number of additional shares of Class A common stock of the Registrant as may be issuable in the event of a stock dividend, stock split, recapitalization, or other similar capital structure, merger consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase securities, or any other corporate transaction or event having an effect similar to any of the foregoing.

================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     The document(s) containing the information specified by Part I of this Form S-8 Registration Statement (the "Registration Statement") will be sent or given to participants in the First Amended and Restated 2000 Stock Option Plan of Access Integrated Technologies, Inc., a Delaware corporation (the "Company"), as amended (the "Plan"), by the Company as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Such document(s) are not being filed with the Commission but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of
Part II hereof), a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents have been filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") and are hereby incorporated by reference in this Registration Statement:

     o our annual report on Form 10-KSB for the year ended March 31, 2004, filed with the Commission on June 25, 2004;

     o our quarterly report on Form 10-QSB for the quarter ended June 30, 2004, filed with the Commission on August 12, 2004;

     o our quarterly report on Form 10-QSB for the quarter ended September 30, 2004, filed with the Commission on November 12, 2004;

     o our quarterly report on Form 10-QSB for the quarter ended December 31, 2004, filed with the Commission on February 14, 2005;

     o our proxy statement, dated September 22, 2004, filed with the Commission on September 21, 2004;

     o our current report on Form 8-K, dated April 2, 2004, filed with the Commission on April 2, 2004;

     o our current report on Form 8-K, dated April 29, 2004, filed with the Commission on April 29, 2004;

     o our current report on Form 8-K, dated June 3, 2004, filed with the Commission on June 3, 2004;

     o our current report on Form 8-K, dated June 7, 2004, filed with the Commission on June 8, 2004;

     o our current report on Form 8-K, dated June 10, 2004, filed with the Commission on June 10, 2004;

     o our current report on Form 8-K, dated August 12, 2004, filed with the Commission on August 12, 2004;

     o our current report on Form 8-K, dated August 12, 2004, filed with the Commission on August 12, 2004;

     o our current report on Form 8-K, dated September 14, 2004, filed with the Commission on September 14, 2004;

     o our current report on Form 8-K, dated October 21, 2004, filed with the Commission on October 21, 2004;

     o our current report on Form 8-K, dated November 1, 2004, filed with the Commission on November 1, 2004;

     o our current report on Form 8-K/A, dated November 8, 2004, filed with the Commission on November 8, 2004;

     o our current report on Form 8-K, dated November 10, 2004, filed with the Commission on November 10, 2004;

     o our current report on Form 8-K, dated November 19, 2004, filed with the Commission on November 19, 2004;

     o our current report on Form 8-K, dated December 27, 2004, filed with the Commission on December 27, 2004;

     o our current report on Form 8-K/A, dated February 2, 2005, filed with the Commission on February 2, 2005;

     o our current report on Form 8-K, dated February 10, 2005, filed with the Commission on February 10, 2005;

     o our current report on Form 8-K, dated February 10, 2005, filed with the Commission on February 10, 2005;

     o our current report on Form 8-K, dated March 8, 2005, filed with the Commission on March 9, 2005;

     o the description of our Class A common stock contained in our registration statement on Form 8-A (File No. 001-31810), filed with the Commission under Section 12 of the Exchange Act on September 24, 2003; and

     o all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.


ITEM 4.  DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The amended and restated certificate of incorporation and the bylaws of the Company provide that the Company shall indemnify its officers, directors and certain others to the fullest extent permitted by the Delaware General Corporation Law ("DGCL"). Section 145 of the DGCL, provides in pertinent part as follows:

     (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this Section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     (d) Any indemnification under subsections (a) and (b) of this Section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections
(a) and (b) of this Section. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum,
(3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.

     (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person, who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this Section.

     (h) For purposes of this Section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this Section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation, which imposes duties on, or involves services by, such director, officer, employee, or agent of the corporation, which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Section.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     As permitted by Section 102(b)(7) of the DGCL, the Company's fourth amended and restated certificate of incorporation eliminates the personal liability of each of the Company's directors to the Company and its stockholders for monetary damages for breaches of his or her fiduciary duties as a director except that the fourth amended and restated certificate of incorporation does not eliminate or limit the liability of a director to the extent that such elimination or limitation of liability is expressly prohibited by the DGCL as in effect at the time of the alleged breach of duty by such director.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not Applicable.

ITEM 8.  EXHIBITS.

EXHIBIT
NUMBER                                    DESCRIPTION
-------         ----------------------------------------------------------------

4.1 First Amended and Restated 2000 Stock Option Plan of Access Integrated Technologies, Inc. (incorporated by reference from the Company's Registration Statement on Form SB-2 filed with the Commission on August 6, 2003 (File No. 333-107711))

4.2 Amendment No. 1 to First Amended and Restated 2000 Stock Option Plan of Access Integrated Technologies, Inc. (incorporated by reference from the Company's Amendment No. 1 to its Registration Statement on Form SB-2 filed with the Commission on September 22, 2003 (File No. 333-107711)

*4.3 Amendment No. 2 to First Amended and Restated 2000 Stock Option Plan of Access Integrated Technologies, Inc.

*4.4            Form of Option Agreement

*5.1            Opinion of Kelley Drye & Warren LLP.

*23.1           Consent of Kelley Drye & Warren LLP (included in Exhibit 5.1).

*23.2           Consent of PricewaterhouseCoopers LLP.

*23.3           Consent of BDO Seidman, LLP.

*23.4           Consent of Singer Lewak Greenbaum & Goldstein LLP.

*24             Powers of Attorney  (included on the signature  page hereof).

------------------
* Filed herewith.

ITEM 9. UNDERTAKINGS.

     (a)  The undersigned Company hereby undertakes:

          (1)  To  file,   during  any  period  in  which  it  offers  or  sells
               securities, a post-effective amendment to this Registration Statement to:

               (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) Reflect  in  the  prospectus  any  facts  or  events  which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to

                    Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

              (iii) Include any  additional or changed  material  information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

          (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange
          Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Company pursuant to any arrangement, provision or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morristown, State of New Jersey, on this 25th day of April, 2005.


                                    ACCESS INTEGRATED TECHNOLOGIES, INC.


                                    By: /S/ A. DALE MAYO
                                        ----------------------------------------
                                        A. Dale Mayo, President and Chief
                                        Executive Officer



                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints A. Dale Mayo and Gary S. Loffredo, and each of them individually, his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments to the registration statement (which includes any additional registration statement under Rule 462(b)) together with all schedules and exhibits thereto, (ii) act on, sign and file with the Securities and Exchange Commission any and all exhibits to the registration statement and any and all exhibits and schedules thereto, (iii) act on, sign and file any and all such certificates, applications, registration statements, notices, reports, instruments, agreements and other documents necessary or appropriate in connection with the registration or qualification under foreign and state securities laws of the securities described in the registration statement or any amendment thereto, or obtain an exemption therefrom, in connection with the offerings described therein and (iv) take any and all such actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them individually, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, and hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, any of them or any of his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE(S)                  TITLE(S)                            DATE

/S/ A. DALE MAYO              President, Chief Executive          April 25, 2005
--------------------------    Officer and Chairman of the
A. Dale Mayo                  Board of Directors
                              (Principal Executive Officer)

/S/ KEVIN J. FARRELL          Senior Vice President - Data        April 25, 2005
--------------------------    Center Operations and Director
Kevin J. Farrell

/S/ BRETT E. MARKS            Senior Vice President - Business    April 25, 2005
--------------------------    Development and Director
Brett E. Marks

/S/ GARY S. LOFFREDO          Senior Vice President - Business    April 25, 2005
--------------------------    Affairs, General Counsel,
Gary S. Loffredo              Secretary and Director

/S/ BRIAN D. PFLUG            Senior Vice President - Accounting  April 25, 2005
--------------------------    and Finance (Principal Financial
Brian D. Pflug                and Accounting Officer)

/S/ ROBERT DAVIDOFF           Director                            April 25, 2005
--------------------------
Robert Davidoff

/S/ WAYNE L. CLEVENGER        Director                            April 25, 2005
--------------------------
Wayne L. Clevenger

/S/ MATTHEW W. FINLAY         Director                            April 25, 2005
--------------------------
Matthew W. Finlay

/S/ GERALD C. CROTTY          Director                            April 25, 2005
--------------------------
Gerald C. Crotty

EXHIBIT INDEX
-------------

EXHIBIT
NUMBER                                     DESCRIPTION
-------         ----------------------------------------------------------------

 4.3 Amendment No. 2 to First Amended and Restated 2000 Stock Option Plan of Access Integrated Technologies, Inc.

 4.4            Form of Option Agreement

 5.1            Opinion of Kelley Drye & Warren LLP.

 23.1           Consent of Kelley Drye & Warren LLP (included in Exhibit 5.1).

 23.2           Consent of PricewaterhouseCoopers LLP.

 23.3           Consent of BDO Seidman, LLP.

 23.4           Consent of Singer Lewak Greenbaum & Goldstein LLP.

 24             Powers of Attorney (included on the signature page hereof).